Exhibit 10.45
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of July 12, 2010 (the “Effective Date”), is between The Dolan Company, a Delaware corporation (the “Company”), and Renee Jackson (“Executive”).
PRELIMINARY RECITAL
     Beginning with the Effective Date, the Company desires to employ Executive and Executive desires to be employed by the Company as the Vice President and General Counsel of the Company on the terms and conditions contained herein.
AGREEMENT
     In consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Employment.
     1.1 Engagement of Executive. The Company agrees to employ Executive as the Vice President and General Counsel of the Company and Executive accepts such employment by the Company for a period of two (2) years beginning on the Effective Date and ending on July 12, 2012 (the “Employment Period”); provided, however, that, effective on July 13, 2011, the Employment Period shall, on a daily basis, be automatically extended by one (1) day, such that at any time, the remaining Employment Period shall be one (1) year; provided further that such day-to-day extensions shall cease in the event either the Company or Executive, as the case may be, provides written notice of such cessation to the other party and such cessation of the automatic extensions shall be effective as of the date of delivery of such notice as determined pursuant to Section 5.2 below. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination by the Company or Executive pursuant to Section 3 below.
     1.2 Duties and Powers.
          (a) Service with the Company. During the Employment Period, Executive shall (i) serve as the Company’s Vice President and General Counsel and shall report directly to the Chief Operating Officer and, indirectly, to the Chief Executive Officer and (ii) have such other responsibilities, duties and authorities, and render such other services for the Company, that are consistent with Executive’s position as Vice President and General Counsel, as the Chief Operating Officer or the Chief Executive Officer may from time to time reasonably direct.
          (b) Service with Subsidiaries and other Affiliates. During the Employment Period, Executive shall (i) have such responsibilities, duties and authorities, and render such services for the Company’s subsidiaries and other affiliates that are consistent with Executive’s position as Vice President and General Counsel of the Company, as the Chief Executive Officer or the Chief Operating Officer may from time to time reasonably direct; and (ii) at the reasonable request of the Chief Executive Officer or Chief Operating Officer, serve as the Vice President and General Counsel or director of each subsidiary or other affiliate of the Company; provided that Executive shall not be entitled to any additional compensation for serving as an officer or director of the Company’s subsidiaries and other affiliates.
          (c) Performance of Duties. Executive will devote her best efforts, energies and abilities and her full business time, skill and attention (except for permitted vacation periods and reasonable periods of illness) to the business and affairs of the Company, its subsidiaries and other affiliates and shall perform the duties and carry out the responsibilities assigned to her, to the best of her ability and in a diligent, trustworthy, businesslike and efficient manner. Executive acknowledges that her duties and responsibilities will require her full-time business efforts and agrees that during the Employment Period she will not engage in any other business activity or have any business pursuits or interests, except activities or interests which do not conflict with the business of the Company, its subsidiaries and other affiliates and do not interfere with the performance of Executive’s duties hereunder; provided that Executive shall be permitted to (i) continue to serve on civic and charitable boards and committees (provided that in July of each year hereunder, Executive furnishes the Board with a list of the civic and charitable boards and committees that Executive is then serving on) and (ii) manage her personal investments and affairs, in each case so long as the activities referred to in clauses (i) and (ii) above otherwise comply with the terms and conditions of this Agreement, including the provisions of this Section 1.2(c); provided further that Executive shall not, without the prior written consent of the Board, be permitted to serve on any for profit entity’s board of directors or committee or hold any similar position with respect to any such entity.
2. Compensation.
          2.1 Base Salary. Beginning on July 12, 2010 and ending December 31, 2010, the Company will pay Executive a base salary (“Base Salary”) at the annual rate of $250,000. For the calendar year beginning January 1, 2011, and for each subsequent calendar year during the Employment Period, the Company will pay Executive a Base Salary equal to the Base Salary for the previous calendar year increased by the positive percentage change, if any, in the CPI (as defined below) from the month of December from two (2) years prior to the month of December from the previous year (e.g., the Base Salary effective for the 2011 calendar year will be equal to the Base Salary from 2010 increased by an amount equal to the positive percentage change, if any, in the CPI from the month of December in 2009 to the month of December in 2010). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices for salaried employees. For purposes hereof, “CPI,” for any month of December, means Consumer Price Index for All Urban Consumers, U.S. City Average, all items, not seasonally adjusted, for such month and compiled upon data (with the base 1982-84 equals 100) for such month (the “Index”). In the event that publication or issuance of the Index is discontinued or suspended, the CPI shall be an index published or issued by the United States Department of Labor or any bureau or agency thereof that computes information from substantially the same statistical categories and substantially the same geographic areas as those computed in the Index and that weights such categories in a substantially similar way to the weighting of the Index at the Effective Date. In the event that the Index is calculated upon a base year other than 1982-84, such adjustments to the CPI for each calendar year shall be calculated as necessary to ensure that the CPI for each such calendar year is based on the same Index. Executive’s Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Committee”) and may be further increased (but not decreased) from time to time as the Board determines.
     2.2 Annual Bonus. During the Employment Period, in addition to the Base Salary, Executive shall be eligible to receive an annual performance-based cash bonus (“Annual Bonus”) with respect to each fiscal year of the Company. The Annual Bonus shall be based upon quantitative and qualitative performance targets. Those targets, as well as the Annual Bonus target amount, shall be established by the Committee in its sole discretion in accordance with the Company’s annual bonus plan; provided that the amount of Executive’s Annual Bonus for the year ending December 31, 2010 shall be $125,000; and provided further that Executive’s Annual Bonus target amount for the year ending December 31, 2011 shall be 50% of her base salary. The Annual Bonus for a fiscal year shall be paid to Executive in a cash lump sum in accordance with the terms of the Company’s annual bonus plan, but in any event shall be paid within two and one-half months after the end of such fiscal year.
     2.3 Benefits. In addition to the Base Salary and Annual Bonus (if any) payable to Executive hereunder, Executive shall be entitled to four (4) weeks of paid vacation time per year hereunder; club membership(s) as may be approved from time to time by the Committee; and all other pension, welfare and fringe benefits and perquisites that are generally made available to other senior executive officers of the Company (to the extent possible under applicable law) during the Employment Period (the “Benefits”); provided that the Company does not guarantee the adoption or continuance of any particular benefit plan or program or particular benefit.
     2.4 Equity Awards.
          (a) The Company will grant to Executive non-qualified stock options to purchase 13,242 shares of the common stock, par value $.001 per share (the “Common Stock”), of the Company, pursuant to the Company’s 2007 Incentive Compensation Plan (the “Incentive Compensation Plan”). Such stock options will be granted on the date

(the “Grant Date”) that is the first “Trading Day” (as defined in the Incentive Compensation Plan) of the next period during which equity awards may be made consistent with the Company’s applicable guidelines for the timing of such awards, which period is expected to commence during August 2010. Such stock options will have an exercise price per share equal to the Fair Market Value (as defined in the Incentive Compensation Plan) of a share of Common Stock on the Grant Date, and the stock options will vest in the amount of 25% on each of the dates May 26, 2011, May 26, 2012, May 26, 2013 and May 26, 2014.
          (b) The Company will grant to Executive on the Grant Date (i) 10,000 shares of restricted stock under the Incentive Compensation Plan, all of which will vest on June 30, 2011 and (ii) 8,103 shares of restricted stock under the Incentive Compensation Plan that will vest in the amount of 25% on each of the dates May 26, 2011, May 26, 2012, May 26, 2013 and May 26, 2014.
          (c) Executive will be eligible to receive further grants of equity awards during the term of this Agreement at the sole discretion of the Committee.
          (d) Upon the occurrence of any event satisfying the definition of a “Change in Control” under the Incentive Compensation Plan with respect to any unvested equity award then held by Executive, such equity award shall become vested.
     2.5 Reimbursement of Expenses. The Company shall pay or reimburse Executive for reasonable expenses incurred in the discharge of her duties hereunder, in accordance with the Company’s executive expense reimbursement policy as in effect from time to time. Executive shall provide the Company with such vouchers or receipts as the Company deems reasonably necessary to verify the amount of such expenses.
     2.6 Taxes, etc. All compensation payable to Executive hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.
     2.7 Legal Fees and Expenses. The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive in disputing in good faith any termination of her employment hereunder or in seeking in good faith to obtain or enforce any benefit or right under this Agreement, provided that Executive shall have a reasonable basis for her position. Without limiting the generality of the forgoing, if any amount is not paid hereunder when due, including, but not limited to, any amount of Base Salary, Annual Bonus (if any), fees or expenses, the amount thereof shall bear interest from the due date thereof until paid in full at the rate of 10% per annum; provided, however, that the reimbursement for fees and expenses pursuant to this Section 2.7 shall be made no later than the end of the calendar year following the calendar year in which such legal fees or expenses were incurred. This Section 2.7 shall remain in effect throughout the Employment Period and for a period of five (5) years following the termination of the Employment Period.
3. Termination.
     3.1 Termination.
          (a) The Employment Period (i) shall automatically terminate immediately upon Executive’s death, (ii) may be terminated at any time by the Board as set forth herein for Cause or without Cause, or by reason of Executive’s Permanent Disability, upon written notice to Executive, (iii) may be terminated at any time by Executive with Good Reason upon written notice to the Company, or (iv) may be terminated at any time by Executive without Good Reason and without liability upon thirty (30) days prior written notice to the Company.
          (b) In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:
     “Cause” means the occurrence of any of the following events:
          (i) a material breach by Executive of any of the terms and conditions of this Agreement, which breach remains uncured ten (10) days after receipt by Executive of written notice of such breach;

          (ii) Executive continues to willfully and materially fail to perform her duties hereunder, or engages in excessive absenteeism unrelated to illness or permitted vacation, ten (10) days after a written demand for performance is delivered to Executive by the Board or its representative, which written demand specifically identifies the manner in which the Board believes that Executive has not performed Executive’s duties;
          (iii) Executive’s commission of theft, fraud, misappropriation or embezzlement in connection with the Company’s or its subsidiaries’ or affiliates’ business; or
          (iv) Executive’s commission of criminal misconduct constituting a felony;
          provided that, the definition of “Cause” hereunder shall supersede any definition of “cause” contained in any employee benefit or incentive compensation plan or agreement now or hereafter adopted by the Company and applicable to Executive that provides for a forfeiture or payment upon the Executive’s violation of a Company policy or similar such conduct under such plan or agreement.
     “Good Reason” means the occurrence, without Executive’s express written consent, of any of the following events; provided, however, that Executive gives the Company written notice of circumstances giving rise to any of the following events no later than ninety (90) days after the date that such circumstances come into existence; and provided further that any termination of Executive’s employment for Good Reason, as a result of any such event or condition that is not timely cured, must occur no later than the second anniversary of the date that such event occurs: (i) the Company moves its principal offices from the Minneapolis-St. Paul metropolitan area and requires Executive to relocate to the vicinity of such new offices; (ii) any material diminution by the Company in Executive’s duties or responsibilities inconsistent with the terms hereof, which diminution remains uncured thirty (30) days after receipt by the Company of written notice of such breach; (iii) the Company materially breaches any of its obligations hereunder, which breach remains uncured thirty (30) days after receipt by the Company of written notice of such breach; (iv) a diminution in Executive’s Base Salary, a material diminution in the target amount of any Annual Bonus, or a material diminution in Benefits available to Executive on the Effective Date or as hereafter may be made available to Executive, other than, in each case under this clause (iv): (x) any such diminution that is cured within thirty (30) days after receipt by the Company of written notice of such diminution, or (y) any diminution of Benefits that also applies to the other senior executives of the Company.
     “Permanent Disability” as used herein shall mean that (i) Executive has begun receiving disability income insurance payments under any disability income insurance policy that the Company is then maintaining for the benefit of executive-level employees or (ii) if the Company is not then maintaining disability income insurance for executive-level employees, Executive is unable to perform, by reason of physical or mental incapacity, her duties or obligations under this Agreement for a period of sixty (60) days in any consecutive 120-day period. The Board shall determine, according to the facts then available, whether and when Executive’s Permanent Disability has occurred. Such determination shall be reasonable and the Board, in making such determination, shall take into consideration the opinion of Executive’s personal physician, if reasonably available.
     “Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, or other entity.
     “Separation from Service” means Executive’s termination of employment from the Company which constitutes a “separation from service,” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or applicable guidance or regulations thereunder.
     3.2 Compensation After Termination. (a) If the Employment Period is terminated (i) by reason of Executive’s death, (ii) by the Company for Cause or by reason of Executive’s Permanent Disability, or (iii) by Executive without Good Reason, then the Company shall have no further obligations hereunder, including under Section 2, or otherwise with respect to Executive’s employment from and after the termination date, except (x) for payment of Executive’s Base Salary and Benefits accrued through the date of termination and any Annual Bonus due pursuant to Section 2.2 for the immediately preceding fiscal year to the extent unpaid on the date of such termination, and (y) in the event the Employment Period is terminated due to Executive’s death or Permanent Disability, Executive shall receive a pro rata Annual Bonus as provided in Section 3.2(b)(iv), and the Company shall continue to have all other rights available hereunder at law, in equity or otherwise in connection with such termination; provided, however, such pro rata Annual Bonus, if any, shall be paid at such time as such Annual Bonus would normally be required to be paid under the Company’s annual bonus plan, subject to Section 2.2; provided further, that if the Employment Period is terminated by reason of Executive’s Permanent Disability and such pro rata Annual Bonus would be payable under the Company’s annual bonus plan earlier than the date which is six (6) months following the date on which Executive incurs a Separation from Service with the Company, payment of such Annual Bonus shall be made on the date which is six (6) months following Executive’s Separation from Service.
     (b) If the Employment Period is terminated by the Company without Cause or by Executive with Good Reason, then, in either case, the Company shall pay, or provide, to Executive:
          (i) Executive’s Base Salary and Benefits accrued through the date of termination;
          (ii) any Annual Bonus due pursuant to Section 2.2 for the immediately preceding fiscal year to the extent unpaid on the date of such termination;
          (iii) an amount equal to one (1) year of the annual Base Salary in effect at the time the Executive incurs such termination (determined without regard for any diminution in such Base Salary constituting Good Reason for Executive’s resignation), payable to Executive in a lump sum on the date which is six (6) months following Executive’s Separation from Service; and
          (iv) a pro-rated portion (based upon the number of days elapsed in the fiscal year in which the Employment Period is terminated through the date of such termination) of the Annual Bonus, if any, that would have been payable to Executive for such fiscal year pursuant to Section 2.2 (determined without regard for any diminution in the target amount of such Annual Bonus opportunity constituting Good Reason for Executive’s resignation) had Executive remained employed by the Company for the entire fiscal year. Such pro rata Annual Bonus, if any, shall be paid at such time as such Annual Bonus would normally be required to be paid under the Company’s annual bonus plan, subject to Section 2.2; provided, however, that if such pro rata Annual Bonus would be payable under the Company’s annual bonus plan earlier than the date which is six (6) months following the date on which Executive incurs a Separation from Service with the Company, payment of such Annual Bonus shall be made on the date which is six (6) months following Executive’s Separation from Service; provided that the Company’s obligation under Sections 3.2(b)(iii) and (iv) is contingent on Executive’s execution, delivery and non-rescission of a general release of all claims against the Company in the form of Exhibit A attached hereto.
If the Company does not execute and deliver any such release to Executive at least sixty (60) days before the end of the six (6) month period following Executive’s Separation from Service, the Company shall be deemed to have elected not to require Executive’s execution of such a release. If the Company shall have timely executed and delivered such a release to Executive, and Executive either fails to execute and deliver the release to the Company at least thirty (30) days before the end of that six (6) month period, or she does so but rescinds such release before any payment is otherwise due under Section 3.2(b)(iii) or Section 3.2(b)(iv), the Company shall have no obligations under Sections 3.2(b)(iii) and (iv). Except for the Company’s obligations, if any, under this Section 3.2(b) and as otherwise provided in Section 3.3, the Company shall have no further obligations hereunder, including under Section 2, or otherwise with respect to Executive’s employment, from and after the termination date.
     3.3 Continuation of Medical and Dental Benefits. (a) If the Employment Period is terminated (i) by the Company without Cause or (ii) by Executive with Good Reason, then, during the eighteen (18) months following such termination (such period, the “Benefits Period”), the Company shall provide medical and dental benefits to Executive and her covered dependents on the same terms and conditions as if Executive continued to remain an active employee of the Company (in all events below determined without regard for any diminution of such coverage constituting Good Reason for her resignation hereunder), subject to Executive timely electing coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) on the following terms and conditions:
          (A) So long as the terms of the medical and dental plan (the “Medical Plan”) under which the medical and dental benefits are provided allow Executive’s continued participation therein, the Company will continue to offer Executive medical and dental coverage substantially equivalent to the medical and dental coverage which Executive was receiving immediately prior to such termination;
          (B) If during the Benefits Period Executive is no longer eligible to receive the medical and dental coverage provided under subparagraph (A) under the Medical Plan but is eligible for a conversion option providing comparable benefits (with full coverage credit for any preexisting condition limitation) as those provided to Executive and her covered dependents under the Medical Plan as she was receiving immediately prior to such termination, then Executive shall exercise such conversion option if directed by the Company and the Company shall thereafter pay the premium for such medical and dental coverage to be provided under such conversion option for the duration of the Benefits Period; and
          (C) If during the Benefits Period Executive and her covered dependents are no longer eligible to receive medical and dental coverage under the Medical Plan and are not eligible (or are no longer eligible) for conversion coverage under the Medical Plan, in both cases comparable to such coverage that Executive and her covered dependents were receiving immediately prior to such termination as provided under subparagraphs (A) and (B) above, then the Company shall reimburse Executive for the duration of the Benefits Period for the premiums that Executive incurs to acquire medical and dental coverage which is comparable to the medical and dental coverage which Executive was receiving immediately prior to the end of coverage under the Medical Plan or conversion option.
     (b) Any medical and dental coverage provided by the Company under this Section 3.3 shall run simultaneously with any benefits to which Executive or her dependents may be entitled under COBRA.
     3.4 Payment Delay. Any amount to be paid or benefit to be provided by the Company to the Executive under Section 3.2 (and any other payment under this Agreement made in connection with Executive’s termination of employment except for payments made under Section 3.3) which is deferred compensation subject to Section 409A of the Code or applicable guidance or regulations thereunder, shall be paid to Executive in a lump sum on the date which is six (6) months following the date of Executive’s Separation from Service.
     3.5 No Mitigation; No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action (provided Executive enters into and does not rescind the general release provided in Section 3.2(b) and subject to the proviso in the succeeding sentence) which the Company may have against Executive or others, other than any action the Company may need to take pursuant to Section 304 of the Sarbanes-Oxley Act of 2002. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment; provided that the Company’s obligation under Section 3.3 with respect to medical and dental benefits shall be limited to the extent that Executive obtains any such medical or dental benefits from another employer during the benefit continuation period provided thereunder, in which case the Company may reduce the coverage of any medical and dental benefits it is required to provide Executive under Section 3.3 as long as the aggregate coverages of the combined benefits provided by the Company and such other employer are comparable to the benefits to be provided to Executive by the Company under Section 3.3. The provisions of this Section 3.5 shall survive the expiration or earlier termination of this Agreement for any reason.
     3.6 Change in Control Plan. Effective on the date of this Agreement, Executive will be designated as a Participant under the Company’s Executive Change in Control Plan at an Employee Grade of Two.
4. Negative Covenants.
     4.1 Confidential Information. Other than in the performance of her duties hereunder, during the Employment Period and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for Executive’s own benefit or the benefit of any third party, any Confidential Information. As used herein, “Confidential Information” shall mean any information relating to the business or affairs of the Company, including, but not limited to, the Company’s products, servicing methods, development plans, costs, finances, marketing plans, equipment configurations, data, data bases, access or security codes or procedures, business opportunities, names of customers, research and development, inventions, algorithms, know-how and ideas, and other proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the industry other than as a result of Executive’s breach of the covenant contained in this Section 4.1 or the disclosure of which may be required by law or in a judicial or administrative proceeding. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.
     4.2 Non-Competition and Interference with Relationships.
          (a) During the Employment Period and for a period of twelve (12) months following the expiration or earlier termination of the Employment Period (the “Restricted Term”), except as permitted by paragraph (c) of this Section 4.2, Executive shall not, directly or indirectly, alone or in combination with any other firm, partnership, company, corporation or person, (i) engage in, participate in or otherwise assist (whether as an owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, employee, agent, independent contractor, consultant or otherwise) any other person, entity or business (a “Competitor”) engaged in or planning to engage in the Business of the Company (as defined below) in any State of the United States of America, or in any foreign country in which the Company or an affiliate or subsidiary of the Company is conducting such Business of the Company on the date of such termination (the “Restricted Territory”), unless (x) at the time of the proposed action by Executive, (1) the revenues of any such Competitor from a Business of the Company for the preceding fiscal year of such Competitor constituted less than fifteen percent (15%) of the total revenues of such Competitor for such fiscal year and (2) Executive provides the Company with a signed certificate from the independent accountants for such Competitor stating that, in such independent accountants’ good faith reasonable judgment, the annual revenues of such Competitor from a Business of the Company will be less than fifteen percent (15%) of the total annual revenues of such Competitor during the Restricted Term, or (y) the sole action of Executive with respect to a Competitor that is a publicly traded company consists of acquiring not more than 1% of the outstanding shares of such Competitor; or (ii) solicit or encourage any customer or partner of the Company or its affiliates (determined as of the date of the termination of the Employment Period) to terminate or otherwise alter his, her or its relationship with the Company.
          (b) During the Restricted Term, Executive shall not, directly or indirectly, alone or in combination with any other firm, partnership, company, corporation or person, employ, retain or solicit or attempt to solicit for employment or retention as an independent contractor, or otherwise attempt to hire, persuade or assist in the hiring of (or assist any other party to take any such action regarding), any individual employed or engaged by the Company during the Restricted Term; or encourage, induce, or persuade any such person to terminate her or her employment or other relationship with the Company.
          (c) As it relates to the practice of law, this Section 4.2 shall be interpreted consistently with and shall be binding and enforceable only to the extent permitted by the Minnesota Rules of Professional Conduct or other applicable ethical rules (in Minnesota and other controlling jurisdictions), if any, including Rule 5.6. The parties acknowledge that the Executive’s legal representation of a Person engaged in the Business of the Company shall not violate this Section 4.2; provided such legal representation is provided consistently with the Minnesota Rules of Professional Conduct or other applicable ethical rules (in Minnesota and other controlling jurisdictions), including Rules 1.6 and 1.9 to the extent applicable.
          (d) For purposes hereof, “Business of the Company” means (i) the “court and commercial” newspaper and/or “business journal” publishing business, (ii) the business of providing mortgage default processing services, appellate services and/or litigation support services to the legal profession, or (iii) any additional business in which the Company becomes engaged or has actively and substantially implemented plans to become engaged as of the date of termination of the Employment Period; provided that in the event any of the foregoing businesses are sold or are discontinued during the Restricted Period, the “Business of the Company” shall cease to include such sold or discontinued business as of the date of sale or discontinuation; provided further that if the Company becomes re-engaged or implements plans to become re-engaged in any such sold or discontinued business, the “Business of the Company” shall again include such business.

     4.3 Mutual Non-Disparagement. Neither party shall, at any time during the Employment Period or thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the other party (including any of the Company’s subsidiaries, other affiliates, officers, directors, employees, partners or stockholders); provided that nothing in this Section 4.3 shall preclude either party from making truthful statements or disclosures that are required by applicable law, regulation or legal process.
     4.4 Scope and Severability. The parties acknowledge that the Business of the Company is and will be national and international in scope and thus the covenants in this Section 4 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Term unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in Section 4 not fully enforceable, the other provisions of Section 4, and this Agreement in general, will nevertheless stand and to the fullest extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Term be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 4.2, and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances, but not in excess of the territory provided for in Section 4.2).
     4.5. Remedies. Executive acknowledges and agrees that the covenants set forth in this Section 4 (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any of the Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by her of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages. The provisions of Section 4 shall survive the expiration or earlier termination of this Agreement for any reason.
5. Miscellaneous.
     5.1 Determinations by the Board or the Committee. Except as specifically provided herein to the contrary (such as, without limitation, Executive’s rights to appear before the Board in connection with any determination of Cause with respect to a termination of the Employment Period by the Company), with respect to any determinations to be made by the Board or the Committee in connection with Executive’s employment hereunder, Executive shall not have the right to participate in the deliberations of such determination and shall abstain from any vote of the Board or the Committee with respect thereto.
     5.2 Notices. Any notices required hereunder shall be in writing and shall be deemed delivered upon actual receipt (or refusal to accept receipt) and may be sent by (i) personal delivery, (ii) U.S. certified or registered mail, return receipt requested, or (iii) reputable overnight air courier service; for the Company, to the address listed below or for the Executive, to the last address on file with the Company (or such other addresses as may be designated by either party by giving notice in accordance with this Section 5.2):
To the Company:
The Dolan Company
222 South Ninth Street, Suite 2300
Minneapolis, Minnesota 55402

Attention:	James Dolan, President and CEO John Bergstrom, Compensation Committee
     5.3 Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement.
     5.4 Counterparts. This Agreement may be executed by facsimile or email transmission and on separate counterparts, each of which is deemed to be an original and both of which taken together constitute one and the same agreement.
     5.5 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and permitted assigns. Executive may not assign any of her rights or obligations hereunder without the written consent of the Company.
     5.6 Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.
     5.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.
     5.8 Section 409A. It is intended that any income or payments to Executive provided pursuant to this Agreement (any such income or payments being referred to as “Payments”) will not be subject to the additional tax and interest under Section 409A (a “Section 409A Tax”). The provisions of the Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax. The Company and Executive agree to amend (including retroactively) the Agreement in order to comply with Section 409A, including amending to facilitate the ability of Executive to avoid the imposition of, or reduce the amount of, any Section 409A Tax. The Company and Executive shall reasonably cooperate to provide full effect to this provisions and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld by either party. The parties agree that neither party has (a) an obligation to bring any potential Section 409A Tax to the attention of the other party or (b) any liability for any Section 409A Tax or any other reporting or withholding obligation to the other party.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

COMPANY: THE DOLAN COMPANY
/s/ James P. Dolan
James P. Dolan
Chief Executive Officer and President

EXECUTIVE:
/s/ Renee Jackson
Renee Jackson

EXHIBIT A
RELEASE
     THIS RELEASE (this “Release”) is made as of this _____ day of _____ , _____ , by and between The Dolan Company, a Delaware corporation (the “Company”), and Renee Jackson (“Executive”).
PRELIMINARY RECITALS
     A. Executive and the Company entered into that certain Employment Agreement, dated as of July 12, 2010 (the “Agreement”).
     B. Executive’s employment with the Company as Vice President and General Counsel has terminated.
     C. In connection with the termination of Executive’s employment, under the Agreement, Executive is entitled to certain payments and other benefits, subject to Executive’s execution, delivery and non-rescission of this Release.
AGREEMENT
     In consideration of the payments and other benefits due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Executive, intending to be legally bound, does hereby, on behalf of herself and her agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, managers and employees, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, through the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. ‘ 1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. ‘ 201 et seq., the National Labor Relations Act, 29 U.S.C. ‘ 151 et seq., the Constitution for the State of Minnesota or the Minnesota Human Rights Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for reasonable attorneys’ fees and costs, but not including such claims to payments, benefits and other rights provided Executive under the Agreement or as may be due Executive under any employee benefit plan of the Company in accordance with the terms of such plan. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.
     2. Executive, on behalf of herself and the Executive Parties, agrees never to bring (or cause or permit to be brought) any action or proceeding against the Company or any Company Party, regarding employment, discrimination in employment, or the termination of employment, and the common law of any state relating to employment contracts, wrongful discharge, public policy torts, remuneration in employment, or any other matter released pursuant to Section 1. Executive agrees that in the event that any claim, suit or action released by this

Release shall be commenced by her or any of the Executive Parties against the Company or any Company Party, this Release shall constitute a complete defense to any such claim, suit or action so instituted.
     3. Executive hereby covenants and agrees, on behalf of herself and the Executive Parties, that neither she nor any of the Executive Parties will encourage any person or entity to file a lawsuit, claim or complaint against the Company or any Company Party relating to the claims released by this Release. Executive hereby covenants and agrees, on behalf of herself and the Executive Parties, that neither she nor any of the Executive Parties will assist any person or entity who files or has filed a lawsuit, claim, or complaint against the Company or any Company Party relating to the claims released under this Release unless Executive or such Executive Party is required to render such assistance pursuant to a lawful subpoena or other legal obligation. If Executive or any Executive Party is served with any such legal subpoena or becomes subject to any such legal obligation, Executive shall provide prompt written notice to the Company thereof and enclose a copy of the subpoena and any other documents describing the legal obligation with such written notice.
     4. Executive further agrees and recognizes that she has permanently and irrevocably severed her employment relationship with the Company, that she shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ her in the future.
     5. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.
     6. Executive certifies and acknowledges as follows:
          (a) That she has read the terms of this Release, and that she understands its terms and effects, including the fact that she has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;
          (b) That she has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which she acknowledges is adequate and satisfactory to her and which she acknowledges is in addition to any other benefits to which she is otherwise entitled;
          (c) That she has been advised in writing to consult with an attorney prior to signing this Release;
          (d) That she does not waive rights or claims that may arise after the date this Release is executed other than those claims arising under the Agreement or any employee benefit plan of the Company in accordance with the terms of such plan;
          (e) That the Company has provided her with a period of twenty-one (21) days within which to consider this Release, and that Executive has signed on the date indicated below after concluding that this Release is satisfactory to her; and
          (f) That she has fifteen (15) calendar days after signing this Release within which to rescind this Release, in writing and delivered to the Company.

     Intending to be legally bound hereby, Executive and the Company executed the foregoing Release this _____ day of _____ , _____ .

Renee Jackson

Witness:

THE DOLAN COMPANY

By:

Name:

Title:

Witness: